Exhibit 99.1

        Capstone Turbine Corporation Announces Second Quarter
                    Fiscal 2008 Operating Results

    Second Quarter Revenue of $7.2 Million Increased 145% from Same
              Period Last Year and 28% from Prior Quarter


    CHATSWORTH, Calif.--(BUSINESS WIRE)--Nov. 8, 2007--Capstone Turbine Corporation(R) (www.microturbine.com;) (NASDAQ:CPST) reported operating results for its second quarter ended September 30, 2007 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2007.

    Financial Summary

    Capstone's total backlog at the end of the second quarter ended September 30, 2007 was $10.4 million of which $7.2 million is short term (within twelve months). Total backlog increased approximately $5.1 million, or 96% from the first quarter ended June 30, 2007 and approximately $3.6 million, or 53% from the end of the same period last year.

    Revenue for the second quarter was $7.2 million, an increase of approximately 145% from the $2.9 million reported for the same period last year and $1.6 million or 28% from the prior quarter. The increase is attributable to increased sales to the North American, European and Asian markets.

    The reported gross loss for the second quarter was $0.8 million, or 10% of revenue, compared to $2.3 million, or 79% of revenue for the same period last year. The improvement in gross loss from the prior year was because of increased total volume and higher margin C-60 series units and lower warranty and inventory charges of $1.3 million.

    Research and development costs were $2.4 million for the second quarter, a decrease of $0.2 million, or 6% from the same period last year. R&D expenses are reported net of benefits from cost-sharing programs such as the United Technologies Corporation ("UTC") funding. The first $1.5 million of the $12.0 million due from UTC was received during the second quarter of which $115,000 was applied against R&D expense. The remaining $1.4 million will be recognized against R&D expense in future periods. There was approximately $0.4 million of such benefits from another source for the same period last year. Overall net expenses were lower primarily because of lower labor and consulting spending, decreased development hardware, and reduced facilities expenses.

    Selling, general and administrative costs were $5.9 million for the second quarter, a decrease of $0.2 million, or 3% from the same period last year. The reduction is primarily because of lower labor related costs, professional services, consulting and marketing expenses offset by increased travel and facilities expenses.

    Capstone's net loss was $8.5 million, or $0.06 per share, for the second quarter, a decrease of $1.9 million from the $10.4 million loss, or $0.10 per share, reported for the same period last year.

    Cash balances decreased by $4.0 million during the second quarter of fiscal 2008. As of September 30, 2007, cash and cash equivalents were $46.3 million. Cash used in operations was $5.4 million for the quarter compared to $9.9 million for the prior quarter and $9.6 million for the same period last year.

    Conference Call

    The Company will host a conference call today, Thursday, November 8, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website:
www.microturbine.com.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com)(NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped thousands of Capstone MicroTurbine(TM) systems to customers worldwide. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.



                     CAPSTONE TURBINE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)
                             (Unaudited)

                                          September 30,   March 31,
                                              2007          2007
                                          ------------- -------------
                 ASSETS
Current Assets:
  Cash and cash equivalents                  $   46,276    $   60,322
  Accounts receivable, net of allowance
   for doubtful accounts and sales
   returns of $835 at September 30, 2007
   and $789 at March 31, 2007                     5,876         3,514
  Inventories                                    18,515        21,283
  Prepaid expenses and other current
   assets                                         1,391         1,614
                                          ------------- -------------
    Total current assets                         72,058        86,733
                                          ------------- -------------
Property, plant and equipment, net                5,619         6,256
Non-current portion of inventories                3,181         3,005
Intangible asset, net and other long-term
 assets                                             911         1,009
                                          ------------- -------------
    Total                                    $   81,769    $   97,003
                                          ============= =============
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses      $    5,804    $    5,686
  Accrued salaries and wages                      1,296         1,434
  Accrued warranty reserve                        6,017         6,554
  Deferred revenue                                  794           937
  Current portion of notes payable                   13            19
  Other current liabilities                       1,385            --
                                          ------------- -------------
    Total current liabilities                    15,309        14,630
                                          ------------- -------------
Long-term portion of notes payable                   12            27
Other long-term liabilities                         515           561
Commitments and contingencies                        --            --
Stockholders' Equity:
  Preferred stock, $.001 par value;
   10,000,000 shares authorized; none
   issued                                            --            --
  Common stock, $.001 par value;
   415,000,000 shares authorized;
   146,067,943 shares issued and
   145,474,074 shares outstanding at
   September 30, 2007; 144,512,997 shares
   issued and 143,961,789 shares
   outstanding at March 31, 2007                    146           145
Additional paid-in capital                      622,476       619,423
Accumulated deficit                            (556,130)     (537,270)
Deferred stock compensation                          --            --
Treasury stock, at cost; 593,869 shares
 at September 30, 2007 and 551,208 shares
 at March 31, 2007                                 (559)         (513)
                                          ------------- -------------
    Total stockholders' equity                   65,933        81,785
                                          ------------- -------------
    Total                                    $   81,769    $   97,003
                                          ============= =============




                     CAPSTONE TURBINE CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                                Three Months Ended   Six Months Ended
                                  September 30,       September 30,
                                ------------------  -----------------
                                  2007      2006      2007     2006
                                --------- --------  -------- --------
Revenue                          $  7,219 $  2,946  $ 12,834 $  9,512
Cost of goods sold                  7,975    5,282    16,063   13,084
                                --------- --------  -------- --------
    Gross loss                       (756)  (2,336)   (3,229)  (3,572)
Operating expenses:
  Research and development          2,433    2,592     5,182    5,398
  Selling, general and
   administrative                   5,910    6,061    11,803   11,976
                                --------- --------  -------- --------
   Total operating expenses         8,343    8,653    16,985   17,374
                                --------- --------  -------- --------
Loss from operations               (9,099) (10,989)  (20,214) (20,946)
  Interest income                     646      571     1,356    1,198
  Interest expense                     --       (1)       --       (2)
  Other income                         --       --        --        1
                                --------- --------  -------- --------
Loss before income taxes           (8,453) (10,419)  (18,858) (19,749)
Provision for income taxes             --       --         2        2
                                --------- --------  -------- --------
Net loss                         $ (8,453)$(10,419) $(18,860)$(19,751)
                                ========= ========  ======== ========
Net loss per share of common
 stock -- Basic and Diluted      $  (0.06)$  (0.10) $  (0.13)$  (0.19)
                                ========= ========  ======== ========
Weighted average shares used to
 calculate Basic and Diluted
 net loss per share               145,440  103,901   144,710  103,612
                                ========= ========  ======== ========



    CONTACT: Capstone Turbine Corporation
             Investor and investment media inquiries:
             Alice Barsoomian, 818-407-3628